Exhibit 7(b)


July 14, 1997

Kansas City Life Insurance Company
3520 Broadway
Kansas City, Missouri 64141-6139

Re:  Kansas City Life Variable Life Separate Account
     File No. 333-25443

Gentlemen:

We hereby consent to the reference to our name under the caption "Legal Matters" in the Prospectus filed as part of Pre-Effective Amendment No. 1 to Form S-6 for Kansas City Life Variable Life Separate Account, which prospectus describes certain flexible premium variable survivorship universal life insurance contracts. In giving this consent, we do not admit that we are in the category of person whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND, ASBILL & BRENNAN LLP

By:/s/Stephen E. Roth
      Stephen E. Roth